EXHIBIT 10.1

employment AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 11th of November, 2019 between Axcella Health Inc., a Delaware corporation (the “Company”), and Laurent Chardonnet (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein commencing on December 2, 2019, unless another date is agreed to by the parties. The Executive’s first day of employment shall be the “Effective Date” of this Agreement; and

WHEREAS, the Company provided the Executive with this Agreement, which is its formal offer of employment to the Executive, at least ten (10) business days before the Effective Date. The Executive has the right to consult with counsel prior to signing this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                  Employment.

(a)               Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)               Position and Duties. During the Term, the Executive shall serve as the Senior Vice President, Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote their full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of their duties to the Company.

2.                  Compensation and Related Matters.

(a)               Base Salary. During the Term, the Executive’s initial annual base salary shall be paid at the rate of $375,000 per year. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)               Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s target annual incentive compensation shall be 40% percent of the Base Salary (the “Target Bonus”). Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

(c)               Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by them during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(d)               Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s policies and employee benefit plans in effect from time to time, subject to the terms of such policies and plans and to the Company’s ability to amend, modify, replace or terminate such policies and plans, including with respect to paid time off.

(e)               Equity. Subject to final approval by the Board promptly on or after the Effective Date, the Company shall grant Executive:

(i)                 Time-Based Vesting Option Award: an option to purchase 72,500 shares of the Company’s Common Stock, par value $0.001 per share (“Shares”) with an exercise price per Share equal to the closing trading price per share of the Company’s common stock on the Nasdaq Global Market (“FMV”) on the date the grant is approved by the Board ("Grant Date”), subject to the terms of and contingent upon Executive’s execution of a stock option award agreement issued pursuant to and under the terms of the Axcella Health Inc. 2019 Stock Option and Incentive Plan, as amended from time to time (the “Stock Plan”). To the extent permitted by law and subject to Board approval, this Time-Based Vesting Option Award shall be granted in the form of an incentive stock option meeting the requirements of Section 422 of the Code except to the extent that Executive directs that the Time-Based Vesting Option Award be granted in whole or in part in the form of a non-qualified stock option. Subject to final approval by the Board, the Time-Based Vesting Option Award shall vest 25% on the first anniversary of the Effective Date, respectively, thereafter the remaining 75% of the Time-Based Vesting Option Award shall vest in equal installments on a quarterly basis on the last day of each complete quarter over a period of three years following such first anniversary, provided that Executive remains employed by the Company on each vesting day.

(ii)              Performance Option Award # 1: an option to purchase 25,000 shares of the Company’s Shares with an exercise price per Share equal to the FMV on the Grant Date, subject to the terms of and contingent upon Executive’s execution of a stock option award agreement issued pursuant to and under the terms of the Stock Plan. To the extent permitted by law and subject to Board approval, this Performance Option Award #1 shall be granted in the form of an incentive stock option meeting the requirements of Section 422 of the Code except to the extent that Executive directs that this Performance Option Award be granted in whole or in part in the form of a non-qualified stock option. Subject to final approval by the Board, this Performance Option Award #1 shall vest over a period of eight quarters (on the last day of each complete quarter) with vesting beginning on the date that the Company closes one or more financings that raises sufficient capital, as determined by the Board, to fund the Board approved corporate budgets for 2020 and 2021, which budgets will be set at such time as the Board deems appropriate (and which may be updated by the Board during the years in question), provided that the Executive remains employed by the Company on each such vesting date.

(iii)            Performance Option Award #2: an option to purchase 25,000 shares of the Company’s Shares with an exercise price per Share equal to the FMV on the Grant Date, subject to the terms of and contingent upon Executive’s execution of a stock option award agreement issued pursuant to and under the terms of the Stock Plan. To the extent permitted by law and subject to Board approval, this Performance Option Award #2 shall be granted in the form of an incentive stock option meeting the requirements of Section 422 of the Code except to the extent that Executive directs that this Performance Option Award #2 be granted in whole or in part in the form of a non-qualified stock option. Subject to final approval by the Board, this Performance Option Award #2 shall vest over a period of eight quarters (on the last day of each complete quarter) with vesting beginning when and if the Board determines that the Company has ended 2021 with cash balance sufficient to fund the Board approved budget for 2022, provided that the Executive remains employed by the Company on each such vesting date.

(f)                The option awards set forth above shall be subject to the specific terms and conditions of the Stock Plan and stock option award agreements , in the case of inconsistency between this Agreement, and the Stock Plan, the provision in the Stock Plan shall govern; in the case of inconsistency between this Agreement and any stock option award agreement , the provision in stock option agreement shall govern.

(g)               Housing Stipend; Commuting Reimbursement.  Executive will be required to work at Axcella’s offices four business days a week and may work remotely one business day a week. The Executive will be entitled to a stipend of up to $3,000 per month to cover housing costs under arrangements as mutually agreed to between the Executive and the Company (the “Housing Stipend”) as long as his main domicile remains in Pennsylvania.  The intended duration of the Housing Stipend is (i) two (2) years from the Effective Date, at which time the Company will review the Housing Stipend and may either extend or terminate it in its sole discretion or (ii) when the Executive’s place of domicile is no longer in Pennsylvania.  Notwithstanding the foregoing, the Company reserves the right in its sole discretion to terminate or modify the terms of the Housing Stipend at any time.  The Company will also reimburse the Executive, for so long as his main domicile remains in Pennsylvania, for weekly round trip transportation to and from his residence in Pennsylvania, in the amount of up to $600.00 per week, with timely payment to him after his submission of an expense report. The transportation reimbursement dollar amount will be flexible, if and when short notice from the Company causes higher costs for such transportation

(h)               Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.                  Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)               Death. The Executive’s employment hereunder shall terminate upon their death.

(b)               Disability. The Company may terminate the Executive’s employment if he is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)               Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of their duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if they were retained in their position; (iii) unsatisfactory performance by the Executive of a material responsibility (other than by reason of the Executive’s physical or mental illness, incapacity or disability) as reasonably determined by the CEO, which has continued for not less than 30 days following written notice from the CEO that identifies the unsatisfactory performance; (iv) a breach by the Executive of any of the provisions contained in Section 8 of this Agreement; (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)               Termination without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)               Termination by the Executive. The Executive may terminate their employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)                Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g)               Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by their death, the date of their death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.                  Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to their authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).

5.                  Termination by the Company without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates their employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive their Accrued Benefit. In addition, subject to the Executive (i) signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims in favor of the Company and related persons and entities, a reaffirmation of the Executive’s post-employment obligations, and in the Company’s sole discretion, a one year noncompetition agreement, and shall provide that, if the Executive breaches any of the post-employment obligations, all payment of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such period as set forth in the Separation Agreement and Release):

(i)                 the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s Base Salary (the “Severance Amount”), provided in the event the Executive is entitled to any payments pursuant to Section 8(h)(iii) below, the Severance Amount received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Section 8(h)(iii) below, (the “Restrictive Covenants Agreement Setoff”); and

(ii)              subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under this Section 5(i) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.                  Change in Control Payment. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to their assigned duties and their objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control (the “Change in Control Period”). These provisions shall terminate and be of no further force or effect beginning after the Change in Control Period has ended.

(a)               Change in Control. During the Term, if during the Change in Control Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates their employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

(i)                 the Company shall pay the Executive a lump sum in cash in an amount equal to one (1) times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Bonus for the then-current year (the “Change in Control Payment”), provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year; and

(ii)              notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and

(iii)            subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 12 month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

The amounts payable under this Section 6(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)               Additional Limitation.

(i)                 Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)              For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)            The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)               Definitions. For purposes of this Section 6, the following terms shall have the following meanings:

“Change in Control” shall have the meaning of “Sale Event” as defined in the Stock Plan or any successor plan.

7.                  Section 409A.

(a)               Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided, or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)               The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

8.                  Confidential Information, Assignment, Nonsolicitation and Noncompetition.

(a)               Proprietary Information. Executive agrees that all information, whether or not in writing, concerning the Company’s business, technology, business relationships or financial affairs that the Company has not released to the general public (collectively, “Proprietary Information”) and all tangible embodiments thereof are and will be the exclusive property of the Company. By way of illustration, Proprietary Information may include information or material that has not been made generally available to the public, such as: (a) corporate information, including plans, strategies, methods, policies, resolutions, negotiations or litigation; (b) marketing information, including strategies, methods, client or business partner identities or other information about customers or clients, business partners, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) operational and scientific information, including plans, specifications, manuals, forms, templates, software, pre-clinical and clinical testing data and strategies, research and development strategies, designs, methods, procedures, formulae, data, reports, discoveries, inventions, improvements, concepts, ideas, and other Developments (as defined below), know-how and trade secrets; and (e) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, performance evaluations and termination arrangements or documents. Proprietary Information also includes information received in confidence by the Company from its customers, suppliers, business partners or other third parties.

(b)               Recognition of Company’s Rights. Executive will not, at any time, without the Company’s prior written permission, either during or after their employment, disclose any Proprietary Information to anyone outside of the Company, or use or permit to be used any Proprietary Information for any purpose other than the performance of Executive’s duties as an employee of the Company. Executive will cooperate with the Company and use their best efforts to prevent the unauthorized disclosure of all Proprietary Information. Executive will deliver to the Company all copies and other tangible embodiments of Proprietary Information in their possession or control upon the earlier of a request by the Company or termination of Executive’s employment.

(c)               Rights of Others. Executive understands that the Company is now and may hereafter be subject to nondisclosure or confidentiality agreements with third persons that require the Company to protect or refrain from use or disclosure of proprietary information. Executive agrees to be bound by the terms of such agreements in the event Executive has access to such proprietary information. Executive understands that the Company strictly prohibits Executive from using or disclosing confidential or proprietary information belonging to any other person or entity (including any employer or former employer), in connection with Executive’s employment. In addition, Executive agrees not to bring any confidential information belonging to any other person or entity onto Company premises or into Company workspaces.

(d)               Commitment to Company; Avoidance of Conflict of Interest. While an employee of the Company, Executive will devote their full-time efforts to the Company’s business and Executive will not, directly or indirectly, engage in any other business activity, except as expressly authorized in writing and in advance by a duly authorized representative of the Company. Executive will advise an authorized officer of the Company or their designee at such time as any activity of either the Company or another business presents Executive with a conflict of interest or the appearance of a conflict of interest as an employee of the Company. Executive will take whatever action is requested of them by the Company to resolve any conflict or appearance of conflict which it finds to exist.

(e)               Developments. Executive will make full and prompt disclosure to the Company of all inventions, discoveries, designs, developments, methods, modifications, improvements, processes, algorithms, data, databases, computer programs, research, formulae, techniques, trade secrets, graphics or images, and audio or visual works and other works of authorship, and other intellectual property, including works-in-process (collectively “Developments”) whether or not patentable or copyrightable, that are created, made, conceived or reduced to practice by Executive (alone or jointly with others) or under my direction during the period of their employment. Executive acknowledges that all work performed by them is on a “work for hire” basis, and Executive hereby does assign and transfer and, to the extent any such assignment cannot be made at present, will assign and transfer, to the Company and its successors and assigns all their right, title and interest in and to all Developments that (a) relate to the business of the Company or any customer of, supplier to or business partner of the Company or any of the products or services being researched, developed, manufactured or sold by the Company or which may be used with such products or services; or (b) result from tasks assigned to them by the Company; or (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (“Company-Related Developments”), and all related patents, patent applications, trademarks and trademark applications, copyrights and copyright applications, sui generis database rights and other intellectual property rights in all countries and territories worldwide and under any international conventions (“Intellectual Property Rights”).

To preclude any possible uncertainty, if there are any Developments that Executive has, alone or jointly with others, conceived, developed or reduced to practice prior to the commencement of their employment with the Company that Executive considers to be their property or the property of third parties and that Executive wishes to have excluded from the scope of this Agreement (“Prior Inventions”), Executive has set forth on Exhibit A attached hereto a complete list of those Prior Inventions. If disclosure of any such Prior Invention would cause them to violate any prior confidentiality agreement, Executive understands that Executive is not to list such Prior Inventions in Exhibit A but is only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. If there are any patents or patent applications in which Executive is named as an inventor, other than those that have been assigned to the Company (“Other Patent Rights”), Executive has also listed those Other Patent Rights on Exhibit A. If no such disclosure is attached, Executive represents that there are no Prior Inventions or Other Patent Rights. If, in the course of their employment with the Company, Executive incorporates a Prior Invention into a Company product, process or machine, research or development program, or other work done for the Company, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, worldwide license (with the full right to sublicense through multiple tiers) to make, have made, modify, use, sell, offer for sale and import such Prior Invention. Notwithstanding the foregoing, Executive will not incorporate, or permit to be incorporated, Prior Inventions in any Company-Related Development without the Company’s prior written consent.

This Agreement does not obligate Executive to assign to the Company any Development that, in the sole judgment of the Company, reasonably exercised, is developed entirely on Executive’s own time and does not relate to the business efforts or research and development efforts in which, during the period of their employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company. However, Executive will also promptly disclose to the Company any such Developments for the purpose of determining whether they qualify for such exclusion. Executive understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 8(e) will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Executive also hereby waives all claims to any moral rights or other special rights that Executive may have or accrue in any Company-Related Developments.

(f)                Documents and Other Materials. Executive will keep and maintain adequate and current records of all Proprietary Information and Company-Related Developments developed by them during their employment, which records will be available to and remain the sole property of the Company at all times.

All files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, whether created by them or others, which come into their custody or possession, are the exclusive property of the Company to be used by them only in the performance of their duties for the Company. Any property situated on the Company’s premises and owned by the Company, including without limitation computers, disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company at any time with or without notice. In the event of the termination of their employment for any reason, Executive will deliver to the Company all Company property and equipment in their possession, custody or control, including all files, letters, notes, memoranda, reports, records, data, sketches, drawings, notebooks, layouts, charts, quotations and proposals, specification sheets, blueprints, models, prototypes, or other written, photographic or other tangible material containing Proprietary Information, and other materials of any nature pertaining to the Proprietary Information of the Company and to my work, and will not take or keep in their possession any of the foregoing or any copies.

(g)               Enforcement of Intellectual Property Rights. Executive will cooperate fully with the Company, both during and after their employment with the Company, with respect to the procurement, maintenance and enforcement of Intellectual Property Rights in Company-Related Developments. Executive will sign, both during and after their employment, all papers, including without limitation copyright applications, patent applications, declarations, oaths, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development or Intellectual Property Rights therein. If the Company is unable, after reasonable effort, to secure their signature on any such papers, Executive hereby irrevocably designates and appoints each officer of the Company as their agent and attorney-in-fact to execute any such papers on their behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related Development, including any Intellectual Property Rights therein.

(h)               Nonsolicitation and Noncompetition. In order to protect the Company’s Proprietary Information and goodwill, during their employment and for a period of: (i) one (1) year following the Date of Termination, or (ii) two (2) years following the Date of Termination if Executive breaches their fiduciary duty to the Company or if Executive has unlawfully taken, physically or electronically, property belonging to the Company (in either case the “Restricted Period”):

(i)                 Executive shall not, directly or indirectly, in any manner, other than for the benefit of the Company, solicit or transact any business with any of the customers or customer prospects of the Company or any of its suppliers. For purposes of this Agreement, (x) business shall include any business that researches, develops, manufactures, markets, sells or distributes a product or service that competes with a product or service of the Company, (y) customers shall include then current customers to which the Company provided products or services during the 12 months prior to the Date of Termination (the “One Year Lookback”) and customer prospects shall include customer prospects that the Company solicited during the One Year Lookback and that Executive had significant contact with or learned confidential information about in the course of their employment, and (z) suppliers shall include then current suppliers and suppliers that provided services to or in connection with the Company during the One Year Lookback.

(ii)              Executive shall not, directly or indirectly, in any manner, solicit, entice or attempt to persuade any employee or consultant of the Company to leave the Company for any reason or otherwise participate in or facilitate the hire, directly or through another entity, of any person who is then employed or engaged by the Company.

(iii)            Unless (y) the Company terminates Executive’s employment without Cause (as defined below) or Executive has been laid off; or (z) the Company waives the restrictions upon post-employment activities set forth in this Section 8(h)(iii), then, the Company shall make garden leave payments to Executive for the post-employment portion of the Restricted Period (but for not more than 12 months following the end of Executive’s employment) at the rate of 50% of the highest annualized base salary paid to Executive by the Company within the two-year period preceding the last day of Executive’s employment (“Garden Leave Pay”), and in exchange, Executive shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, or performs any services, that are competitive with the products or services of the Company, including, without limitation, any products or services that target amino acid homeostasis for therapeutic and health purposes via the use of amino acid modalities; or products or services that the Company or its affiliates, has under development or that are the subject of active planning at any time during their employment. For purposes of this Section 8(h)(iii) only, and notwithstanding anything to the contrary in any other part of this Agreement or any other agreement between the Company and Executive, “Cause” shall mean a reasonable and good faith basis for the Company to be dissatisfied with Executive job performance, Executive’s conduct or Executive’s behavior. Executive acknowledges that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. Executive further acknowledges and agrees that any payments Executive receives pursuant to this Section 8(h)(iii) shall reduce (and shall not be in addition to) any severance or separation pay that they are otherwise entitled to receive from the Company pursuant to this Agreement or otherwise.

9.                  Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9.

10.              Government Contracts. Executive acknowledges that the Company may have from time to time agreements with other persons or with the United States Government or its agencies that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Executive agrees to comply with any such obligations or restrictions upon the direction of the Company. In addition to the rights assigned under Section 8(e), Executive also assigns to the Company (or any of its nominees) all rights that Executive has or acquired in any Developments, full title to which is required to be in the United States under any contract between the Company and the United States or any of its agencies.

11.              Prior Agreements. Executive hereby represents that, except as Executive has fully disclosed previously in writing to the Company, Executive is not bound by the terms of any agreement with any previous or current employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of their employment with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other party. Executive further represents that their performance of all the terms of this Agreement as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by them in confidence or in trust prior to Executive’s employment with the Company. Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

12.              Remedies Upon Breach. Executive understands that the restrictions contained in Sections 8 and 9 of this Agreement (collectively, the “Continuing Obligations”) are necessary for the protection of the business and goodwill of the Company and Executive considers them to be reasonable for such purpose. Any breach of the Continuing Obligations is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond. Executive further acknowledges that a court may render an award extending the Restricted Period as one of the remedies in the event of their violation of the Continuing Obligations. If Executive violates the Continuing Obligations, in addition to all other remedies available to the Company at law (including, without limitation, the Company’s right to discontinue any payments Executive may receive pursuant to this Agreement), in equity, and under contract, Executive agrees that Executive is obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

13.              Use of Voice, Image and Likeness. Executive gives the Company permission to use any and all of their voice, image and likeness, with or without using their name, in connection with the products and/or services of the Company, for the purposes of advertising and promoting such products and/or services and/or the Company, and/or for other purposes deemed appropriate by the Company in its reasonable discretion, except to the extent prohibited by law.

14.              No Employment Obligation. Executive understands that this Agreement does not create an obligation on the Company or any other person to continue their employment. Executive acknowledges that, unless otherwise agreed in a formal written employment agreement signed on behalf of the Company by an authorized officer, their employment with the Company is at will and therefore may be terminated by the Company or Executive at any time and for any reason, with or without cause.

15.              Survival and Assignment by the Company. Executive understands that the Continuing Obligations will continue in accordance with their express terms regardless of any changes in Executive’s title, position, duties, salary, compensation or benefits or other terms and conditions of employment. Executive further understands that the Continuing Obligations will continue following the termination of their employment regardless of the manner of such termination and will be binding upon their heirs, executors and administrators. The Company will have the right to assign this Agreement to its affiliates, successors and assigns. Executive expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any parent, subsidiary or affiliate to whose employ Executive may be transferred without the necessity that this Agreement be resigned at the time of such transfer.

16.              Notice of Resignation. If Executive elects to resign from their employment with the Company, Executive agrees to provide the Company with written notification of their resignation at least thirty (30) days prior to their intended resignation date. Such notice shall include information in reasonable detail about their post-employment job duties and other business activities, including the name and address of any subsequent employer and/or person or entity with whom or which Executive intends to engage in business activities during the Restricted Period and the nature of their job duties and other business activities. The Company may elect to waive all or part of the notice period in its sole discretion.

17.              Post-Employment Notifications. During the Restricted Period, Executive will notify the Company of any change in their address and of each subsequent employment or business activity, including the name and address of their employer or other post-Company employment plans and the nature of their activities.

18.              Disclosures During Restricted Period. Executive will provide a copy of this Agreement with all compensation terms redacted to any person or entity with whom Executive may enter into a business relationship, whether as an employee, consultant, partner, coventurer or otherwise, prior to entering into such business relationship during the Restricted Period only.

19.              Waiver.  The Company and Executive acknowledge and agree that the Company’s election not to provide Executive with Garden Leave Pay as set forth in Section 8(h)(iii) shall be deemed a waiver of Executive’s noncompetition obligations under Section 8(h)(iii). Otherwise, no waiver of any of Executive’s obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require Executive’s performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.              Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

21.              Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. Executive hereby consents to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waive any objection that Executive might have to personal jurisdiction or venue in those courts, provided, however, the Company and Executive agree that all civil actions relating to Section 8 of this Agreement shall be brought in the county of Suffolk and that the superior court or the business litigation session of the superior court shall have exclusive jurisdiction. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING WITHOUT LIMITAITON ANY CLAIMS OF DISCRIMINATION ARISING UNDER STATE OR FEDERAL LAW, WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND THE EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

22.              Independence of Obligations. Executive’s obligations under this Agreement are independent of any obligation, contractual or otherwise, the Company has to Executive. The Company’s breach of any such obligation shall not be a defense against the enforcement of this Agreement or otherwise limit Executive’s obligations under this Agreement.

23.              Protected Disclosures. Executive understands that nothing contained in this Agreement limits their ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information, without notice to the Company. Executive also understands that nothing in this Agreement limits their ability to share compensation information concerning them or others, except that this does not permit Executive to disclose compensation information concerning others that Executive obtains because their job responsibilities require or allow access to such information.

24.              Defend Trade Secrets Act of 2016. Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

25.              Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after their termination of employment but prior to the completion by the Company of all payments due them under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to their death (or to their estate, if the Executive fails to make such designation).

26.              Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

27.              Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

28.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

29.              Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. Plural pronouns shall be considered as including singular pronouns, male and female, unless the context clearly indicates otherwise.

30.              Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersedes all prior agreements or understandings, both written and oral, between the Company and Executive with respect to the subject matter hereof, but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and Executive, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AXCELLA HEALTH INC.

By:	/s/ William Hinshaw
William Hinshaw

Its:	President and Chief Executive Officer

/s/ Laurent Chardonnet
Laurent Chardonnet

EXHIBIT A

To:	AXCELLA HEALTH INC. (“COMPANY”)

From:	Laurent Chardonnet

Date:	11/11/2019

SUBJECT:	Prior Inventions

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by the Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements

☐	See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________

☐	Additional sheets attached

The following is a list of all patents and patent applications in which Executive has been named as an inventor:

☒	None

☐	See below:

_______________________________________________________________

_______________________________________________________________

_______________________________________________________________